Exhibit 10.11

TRI COUNTIES BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective September 1, 1987

TABLE OF CONTENTS

ARTICLE I PURPOSE; EFFECTIVE DATE	1

ARTICLE II DEFINITIONS	1
2.1 Actuarial Equivalent	1
2.2 Beneficiary	1
2.3 Board	1
2.4 Change in Control	1
2.5 Committee	2
2.6 Compensation	2
2.7 Disability	2
2.8 Early Retirement Date	2
2.9 Employer	2
2.10 Final Average Compensation	2
2.11 Normal Retirement Date	2
2.12 Participant	2
2.13 Participation Agreement	2
2.14 Retirement	3
2.15 Supplemental Retirement Benefit	3
2.16 Target Retirement Percentage	3
2.17 Years of Credited Service	3

ARTICLES III PARTICIPATION AND VESTING	3
3.1 Eligibility and Participation	3
3.2 Change in Employment Status	3
3.3 Vesting	3
3.4 Suicide; Misrepresentation	3
3.5 Discharge for Cause	4

ARTICLE IV SURVIVOR BENEFITS	4
4.1 Pre-Determination Survivor Benefit	4
4.2 Post-Termination Survivor Benefit	4

ARTICLE V	5
5.1 Normal Retirement Benefit	5
5.2 Early Retirement Benefit	6
5.3 Early Termination Benefits.	6
5.4 Reduction for Early Commencement of Benefits	6
5.5 Form of Benefit Payment	6
5.6 Commencement of Benefit Payments	7
5.7 Withholding; Payroll Taxes	7
5.8 Payment to Guardian	7

ARTICLE VI BENEFICIARY DESIGNATION	7
6.1 Beneficiary Designation	7
6.2 Amendments; Marital Status	7
6.3 No Participant Designation	8
6.4 Effect of Payment	8

ARTICLE VII ADMINISTRATION	8
7.1 Committee; Duties	8
7.2 Agents	8
7.3 Binding Effect of Decisions	8
7.4 Indemnity of Committee	8

ARTICLE VIII CLAIMS PROCEDURE	8
8.1 Claim	8
8.2 Denial of Claim	8
8.3 Review of Claim	9
8.4 Final Decision	9

ARTICLE IX TERMINATION, SUSPENSION OR AMENDMENT	9
9.1 Termination, Suspension or Amendment of Plan	9

ARTICLE X MISCELLANEOUS	9
10.1 Unfunded Plan	9
10.2 Unsecured General Creditor	9
10.3 Trust Fund	10
10.4 Nonassignability	10
10.5 Not a Contract of Employment	10
10.6 Protective Provisions	10
10.7 Terms	10
10.8 Captions	10
10.9 Governing Law	11
10.10 Validity	11
10.11 Notice	11
10.12 Successors	11

TRI COUNTIES BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I: PURPOSE; EFFECTIVE DATE

The purpose of this Supplemental Executive Retirement Plan (the “Plan”) is to provide supplemental retirement benefits for certain key employees of TriCo Bancshares, Tri Counties Bank, and subsidiaries or affiliates thereof. It is intended that the Plan will aid in retaining and attracting individuals of exceptional ability by providing them with these benefits. This Plan shall be effective as of September 1, 1987.

ARTICLE II: DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1    Actuarial Equivalent.  “Actuarial Equivalent” means equivalence in value between two or more forms and/or times of payment based on a determination by an actuary chosen by the Committee, using sound actuarial assumptions at the time of such determination.

2.2    Beneficiary.  “Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.3    Board.  “Board” means the Board of Directors of TriCo Bancshares.

2.4    Change in Control.  A “Change of Control” shall occur:

(a)    upon TriCo Bancshares’ knowledge that any person (as such term is used in Sections 13(d) and l4(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes “the beneficial owner” (as defined in Rule l3d-3 of the Exchange Act), directly or indirectly, of TriCo Bancshares shares representing 40% or more of the combined voting power of the then outstanding securities; or

(b)    upon the first purchase of the Common Stock of TriCo Bancshares pursuant to a tender or exchange offer (other than a tender or exchange offer made by TriCo Bancshares); or

(c)    upon the approval by the stockholders of TriCo Bancshares of a merger or consolidation (other than a merger or consolidation in which TriCo Bancshares is the surviving corporation and which does not result in any reclassification or reorganization of TriCo Bancshares’ then outstanding securities), a sale or disposition of all or substantially all of TriCo Bancshares’ assets or a plan of liquidation or dissolution of TriCo Bancshares; or

(d)    if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of TriCo Bancshares cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the stockholders of TriCo Bancshares of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

2.5    Committee.  “Committee” means the Administrative Committee appointed by the Chairman of the Board to administer the Plan pursuant to Article VII.

2.6    Compensation.  “Compensation” means the base salary and bonuses paid to a Participant and considered to be “wages” for purposes of federal income tax withholding. Compensation shall be calculated before reduction for any amounts deferred pursuant to any deferral arrangement by which the Participant can defer the current receipt of income. Compensation does not include expense reimbursements, or any form of non-cash compensation or benefits.

2.7    Disability.  “Disability” means a physical or mental condition which, in the opinion of the Committee, prevents an employee from satisfactorily performing his usual duties for the Employer. The Committee’s decision as to Disability will be based upon medical reports and/or other evidence satisfactory to the Committee.

2.8    Early Retirement Date.  “Early Retirement Date” means the date on which a Participant terminates employment with the Employer, if such termination date occurs on or after such Participant’s attainment of age 55 and completion of 10 Years of Credited Service, but prior to his Normal Retirement Date.

2.9    Employer.  “Employer” means TriCo Bancshares, Tri Counties Bank, and any affiliated or subsidiary corporation designated by the Board, or any successors to the businesses thereof.

2.10    Final Average Compensation.  “Final Average Compensation” means the Participant’s Compensation during the 36 full consecutive calendar months out of the last 60 calendar months of employment with the Employer during which the Participant’s Compensation is the highest, divided by 36.

2.11    Normal Retirement Date.  “Normal Retirement Date” means the date on which the Participant terminates employment with the Employer if such termination date occurs on or after the Participant’s attainment of age 65. “Normal Retirement Date” shall also mean the date on which the Participant terminates employment with the Employer for any reason, without regard to age or service, within 24 months following a Change of Control.

2.12    Participant.  “Participant” means any individual who is participating in or has participated in this Plan, and who has not yet received his full benefit hereunder, as provided in Article III.

2.13    Participation Agreement.  “Participation Agreement” means the agreement filed by a Participant and approved by the Board pursuant to Article III.

2.14    Retirement.  “Retirement” means a Participant’s termination from employment with the Employer at the Participant’s Early Retirement Date or Normal Retirement Date, as applicable.

2.15    Supplemental Retirement Benefit.  “Supplemental Retirement Benefit” means the benefit determined under Article V of this Plan.

2.16     Target Retirement Percentage.  “Target Retirement Percentage” shall equal 70% multiplied by a fraction, the numerator of which is the Participant’s Years of Credited Service, not to exceed 20, and the denominator of which is 20.

2.17    Years of Credited Service.  “Years of Credited Service” means the number of years of credited vesting service determined in accordance with the provisions of the TriCo Bancshares Employee Stock Ownership Plan, or any successor thereto, whether or not the Participant is a participant in such plan.

ARTICLES III: PARTICIPATION AND VESTING

3.1    Eligibility and Participation.

(a)    Eligibility.  Eligibility to participate in the Plan is limited to those key employees of the Employer that are designated, from time to time, by the Board.

(b)    Participation.  An employee’s participation in the Plan shall be effective upon notification of such person by the Committee of eligibility to participate, completion of a Participation Agreement by such person, and acceptance of the Participation Agreement by the Committee. Except as modified by paragraph 3.2 below, participation in the Plan shall continue until such time as the Participant terminates employment with the Employer and as long thereafter as the Participant is eligible to receive benefits under this Plan.

3.2    Change in Employment Status.  If the Board determines that a Participant’s employment performance is no longer at a level which deserves reward through participation in this Plan, but does not terminate the Participant’s employment with the Employer, participation herein and eligibility to receive benefits hereunder shall be limited to the Participant’s vested interest in such benefits as of the date designated by the Board. In such an event, the benefits payable to the Participant shall be based solely on the Participant’s Years of Credited Service and Compensation as of the date designated by the Board.

3.3    Vesting.  A Participant whose employment with the Employer terminates because of Disability, Normal Retirement, Death or within 24 months after a Change in Control shall be 100% vested in the Participant’s Supplemental Retirement Benefit. On any other termination (including a termination of participation in accordance with Section 3.2), vesting shall be at a rate equal to 10% for each completed Year of Credited Service.

3.4    Suicide; Misrepresentation.  Notwithstanding the provisions of Section 3.3 and Article IV and V, no benefit shall be paid to a Beneficiary if the Participant’s death occurs as a result of suicide during the 24 successive calendar months beginning with the calendar month following the commencement of an individual’s participation in this Plan. Similarly, no benefit shall be paid if death occurs within the 24 successive calendar months following commencement of an individual’s participation in the Plan if the Participant has made a material misrepresentation in any form or document provided by the Participant to or for the benefit of the Employer.

3.5    Discharge for Cause.  Notwithstanding the provisions of Section 3.3 and Articles IV and V, no benefit shall be paid hereunder if a Participant’s employment has been terminated for “cause.” A termination for cause is a termination by reason of the Board’s good faith determination that the Participant (i)acted dishonestly or engaged in willful misconduct in the performance of his duties for the Employer, (ii) breached a fiduciary duty to the Employer for personal profit to himself, (iii) intentionally failed to perform reasonably assigned duties, or (iv) willfully violated any law, rule or regulation (other than traffic violations or similar offenses) or any final cease and desist order. Notwithstanding the foregoing, in no event will the Participant be subject to termination for cause pursuant to clause (ii) or (iii) above until the Board shall have given written notice to the Participant specifically setting forth the claimed cause, and Participant shall have failed to cure, correct, or prevent the alleged default from continuing within 30 days after receipt of such written notice.

ARTICLE IV:  SURVIVOR BENEFITS

4.1    Pre-Determination Survivor Benefit.  Subject to Section 3.4, if a Participant dies while employed by the Employer, the Employer shall pay a survivor benefit to the Participant’s Beneficiary as follows:

(a)    Amount.  The amount of the pre-termination survivor benefit shall be equal to the greater of the accrued Supplemental Retirement Benefit or 36 times the Participant’s Final Average Compensation.

(b)    Payment.  The pre-termination survivor benefit shall be paid to the Beneficiary in the form of 10 equal annual installments, without interest, with the first installment paid as soon as practicable after death and the remaining installments paid on the anniversary of the date of death.

4.2    Post-Termination Survivor Benefit.

(a)    Death Prior to Commencement of Benefits.  Subject to Section 3.4, if a Participant dies following his termination of employment with the Employer and prior to the commencement of benefits hereunder, the Employer shall pay a survivor benefit to the Participant’s Beneficiary as follows:

(i)    Amount.  The amount of the post-termination survivor benefit shall be equal to the Actuarial Equivalent value of the Participant’s Supplemental Retirement Benefit determined under Article V, calculated as of the date benefits were to have commenced had the Participant survived.

(ii)    Payment.  The post-termination survivor benefit shall be paid to the Beneficiary in the form of 10 equal annual installments, without interest, with the first installment paid as soon as practicable after death and the remaining installments paid on the anniversary of the date of death.

(b)    Death After Commencement of Benefits.  If a Participant dies following his termination of employment with the Employer and after payments have commenced in accordance with the form of benefit determined under Section 5.4, a survivor benefit will be paid if, and to the extent, provided for under such form of benefit.

ARTICLE V:  SUPPLEMENTAL RETIREMENT BENEFITS

5.1    Normal Retirement Benefit.  Commencing on the first day of the month following a Participant’s Normal Retirement Date, the Employer shall pay to the Participant a monthly Supplemental Retirement Benefit equal to the Target Retirement Percentage multiplied by the Participant’s Final Average Compensation, less the amount in either (a) or (b).

(a)    In the event payments commence on or after the Participant’s age 65, the offsets shall be the sum of:

(i)    100% of the Participant’s monthly primary Social Security benefit determined at age 65; and

(ii)    The Participant’s benefit in the form of a monthly single life annuity under the TriCo Bancshares Employee Stock Ownership Plan, or any successor plan thereto.

(iii)    The Participant’s benefit in the form of a monthly single life annuity under the Profit Sharing Plan of the Tri Counties Bank, or any successor plan thereto.

(iv)    The monthly benefit payable to the Participant as a single life annuity at age 65 under the Tri Counties Bank frozen tax-qualified defined benefit plan.

(b)    In the event payments commence prior to the Participant’s age 65, the offsets shall be the sum of:

(i)    100% of the Participant’s monthly primary Social Security benefit payable at age 65 under the Social Security Act in effect at the time benefits commence, assuming level earnings to age 65; and

(ii)    The Participant’s benefit in the form of a monthly single life annuity commencing at age 65 under the TriCo Bancshares Employee Stock Option Plan, or any successor plan thereto, assuming no interest is earned by the Participant’s account from the date of termination of employment with Employer until age 65.

(iii)    The Participant’s benefit in the form of monthly single life annuity under the Profit Sharing Plan of the Tri Counties Bank, or any successor plan thereto, assuming no interest is earned by the Participant’s account from the date of termination of employment with Employer until age 65.

(iv)    The monthly benefit payable to the Participant as a single life annuity at age 65 under the Tri Counties Bank frozen tax-qualified defined benefit plan.

5.2    Early Retirement Benefit.  If a Participant retires at an Early Retirement Date, the Employer shall pay to the Participant a monthly Supplemental Retirement Benefit as determined under Sections 5.1(b) and 5.4. Payment shall commence on the first day of the second month following the Participant’s Normal Retirement Date. The Participant may, however, request the commencement of benefits before the Normal Retirement Date and the Committee may, in its sole discretion, grant or deny such request. If the Participant’s benefits commence before the Normal Retirement Date, the amount of the payments shall be adjusted pursuant to Section 5.4 below.

5.3    Early Termination Benefits.

(a)    If a vested Participant terminates employment with the Employer prior to Retirement or death, the Employer shall pay to the Participant, commencing on the first day of the month following the date on which the Participant attains age 65, the Supplemental Retirement Benefit as determined under Section 5.1.

(b)    At the Participant’s request, the Committee may, in its sole discretion, commence payment of the benefit under this Section 5.3 on or after the first day of any month after the Participant attains age 55 and before he attains age 65. In that event, the monthly Supplemental Retirement Benefit as determined under Sections 5.1 and 5.4.

5.4    Reduction for Early Commencement of Benefits.  If a Participant receives a Supplemental Retirement Benefit under this Plan before the Participant’s Normal Retirement Date, the monthly Supplemental Retirement Benefit as determined under Section 5.1 shall be reduced by the sum of the following:

(a)    2% per year for each of the first 5 years by which the benefit commencement date precedes the Participant’s age 65;

(b)    4% per year for each year by which the benefit commencement date precedes the Participant’s age 60.

In no event shall the commencement of benefits precede the Participant’s age 55. The percentages stated above shall be prorated for partial years.

5.5    Form of Benefit Payment.  The Supplemental Retirement Benefit shall be paid in the basic form provided below, unless, at the Participant’s request, the Committee, in its sole discretion, selects an alternative form. Any form requested by the Participant shall be considered by the Committee, but shall not be binding. Any alternative form shall be the Actuarial Equivalent of the basic form of benefit payments. The basic and alternative forms of payment are as follows:

(a)    Basic Form of Benefit Payments.  Monthly single life annuity with a 10 year certain for the Participant’s life.

(b)    Alternative Forms of Benefit Payment.

(i)    A joint and survivor annuity with payment continued to the survivor in the same amount as the amount paid to the Participant.

(ii)    A joint and survivor annuity with payment continued to the survivor and one-half of the amount paid to the Participant.

(iii)    Any other Actuarial Equivalent method as approved by the Board.

5.6    Commencement of Benefit Payments.  Notwithstanding any other provision of this Plan to the contrary, no benefits shall be paid under this Article V until 30 days after an appropriate application therefor has been made.

5.7    Withholding; Payroll Taxes.  The Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant’s wages under federal, state or local law. However, a Beneficiary may elect not to have withholding for federal income tax purposes pursuant to Section 3405(a) (2) of the Internal Revenue Code, or any successor provision thereto.

5.8    Payment to Guardian.  If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or such person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Employer from all liability with respect to such benefit.

ARTICLE VI:  BENEFICIARY DESIGNATION

6.1    Beneficiary Designation.  Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Committee, and will be effective only when filed with the Committee during the Participant’s lifetime.

6.2    Amendments; Marital Status.  Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If a Participant’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.3    No Participant Designation.  In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

6.4    Effect of Payment.  The payment to the deemed Beneficiary shall completely discharge the Employer’s obligations under this Plan.

ARTICLE VII: ADMINISTRATION

7.1    Committee; Duties.  This Plan shall be administered by an Administrative Committee which shall consist of not less than three persons appointed by the Chairman of the Board. Any member of the Committee may be removed at any time by the Board. Any member may resign by delivering his written resignation to the Board. Upon the existence of any vacancy, the Board may appoint a successor. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business. A majority vote of the Committee members constituting a quorum shall control any decision.

7.2    Agents.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3    Binding Effect of Decisions.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4    Indemnity of Committee.  The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII: CLAIMS PROCEDURE

8.1    Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

8.2    Denial of Claim.  If the claim or request is denied, the written notice of denial should state:

(a)    The reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b)    A description of any additional material or information required and an explanation of why it is necessary.

(c)    An explanation of the Plan’s claim review procedure.

8.3    Review of Claim.  Any person whose claim or request is denied or who has not received a response within 30 days may request a review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4    Final Decision.  The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX: TERMINATION, SUSPENSION OR AMENDMENT

9.1    Termination, Suspension or Amendment of Plan.  The Board may, in its sole discretion, terminate or suspend this Plan at any time or from time to time, in whole or in part. The Board may amend this Plan at any time or from time to time. Any amendment may provide different benefits or amounts of benefits from those herein set forth. However, no such termination, suspension or amendment shall adversely affect the benefits of Participants which have accrued prior to such action, the benefits of any Participant who has previously retired, or the benefits of any Beneficiary of a Participant who has previously died. Furthermore, no termination, suspension or amendment shall alter the applicability of the vesting schedule in Section 33 with respect to a Participant’s accrued benefit at the time of such termination, suspension or amendment.

ARTICLE X: MISCELLANEOUS

10.1    Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensation employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

10.2    Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Employer. Except as may be provided in Section 10.3, such policies, annuity contracts or other assets of the Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

10.3    Trust Fund.  The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

10.4    Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5    Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

10.6    Protective Provisions.  A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefit hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

10.7    Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

10.8    Captions.  The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.9    Governing Law.  The provisions of this Plan shall be construed, interpreted, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of California.

10.10    Validity.  If any provision of this Plan shall be held illegal or invalid for any reason, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

10.11    Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, or to the Employer’s statutory agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.12    Successors.  The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

TRICO BANCSHARES

By:	/s/
Chairman

By:	/s/
Secretary
Dated: September 9, 1987